                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                SCHEDULE 14D-1
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                                FINAL AMENDMENT

                                      AND

                                 SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                       PAINEWEBBER R&D PARTNERS II, L.P.
                           (Name of subject company)
                             BIOROYALTIES, L.L.C.
                       PHARMACEUTICAL ROYALTIES, L.L.C.
                    PHARMACEUTICAL ROYALTY INVESTMENTS LTD.
                        PHARMACEUTICAL PARTNERS, L.L.C.
                                   (Bidder)

                     UNITS OF LIMITED PARTNERSHIP INTEREST
                        (Title of class of securities)

                                  695922 20 3
                                (CUSIP Number)

                                ---------------

                         PABLO LEGORRETA, DAVE MADDEN
                             BIOROYALTIES, L.L.C.
                          70 E. 55th St., 23rd Floor
                              New York, NY 10022
                                (800) 600-1450

                                ---------------

                                  COPIES TO:
                            F. GEORGE DAVITT, ESQ.
                        TESTA, HURWITZ & THIBEAULT, LLP
                               HIGH STREET TOWER
                                125 HIGH STREET
                               BOSTON, MA 02110

                                ---------------

--------------------------------------------------------------------------------

CUSIP NO. 695922-20-3
--------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           BioRoyalties, L.L.C.
           13-3960670

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /
                                                                           (b) / /
    3      SEC USE ONLY

    4      SOURCE OF FUNDS

           WC

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            / /
           PURSUANT TO ITEMS 2(d) or 2(e)

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

  NUMBER OF
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
  REPORTING
   PERSON
     WITH
                           7      SOLE VOTING POWER
                                  0

                           8      SHARED VOTING POWER
                                  820 1/2

                           9      SOLE DISPOSITIVE POWER
                                  0

                          10      SHARED DISPOSITIVE POWER
                                  820 1/2

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           820 1/2

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN      / /
           SHARES

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           9.9%

   14      TYPE OF REPORTING PERSON
           OO


---------------------------------------------------------------------
CUSIP NO. 695922-20-3
---------------------------------------------------------------------

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Pharmaceutical Royalties, L.L.C.
          13-3890111
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  / /
                                                                          (b)  / /
      3   SEC USE ONLY

      4   SOURCE OF FUNDS

          WC

       5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED             / /
          PURSUANT TO ITEMS 2(d) or 2(e)

       6  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

  NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
  PERSON
   WITH

                 7            SOLE VOTING POWER
                              0

                 8            SHARED VOTING POWER
                              820 1/2

                 9            SOLE DISPOSITIVE POWER
                              0

                10            SHARED DISPOSITIVE POWER
                              820 1/2


11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                820 1/2

12              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN / /
                SHARES

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                9.9%

14              TYPE OF REPORTING PERSON
                OO


---------------------------------------------------------------------
CUSIP NO. 695922-20-3
---------------------------------------------------------------------

    1           NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Pharmaceutical Royalty Investments, Ltd.

2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                           (b) / /

3               SEC USE ONLY

4               SOURCE OF FUNDS

                WC

5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       / /
                PURSUANT TO ITEMS 2(d) or 2(e)

6               CITIZENSHIP OR PLACE OF ORGANIZATION

                Bermuda


 NUMBER OF
  SHARES
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH
                   7          SOLE VOTING POWER
                              0

                   8          SHARED VOTING POWER
                              820 1/2

                   9          SOLE DISPOSITIVE POWER
                              0

                  10          SHARED DISPOSITIVE POWER
                              820 1/2



   11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                820 1/2

   12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN / /
                SHARES

   13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                9.9%

   14           TYPE OF REPORTING PERSON
                OO

---------------------------------------------------------------------
CUSIP NO. 695922-20-3
---------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Pharmaceutical Partners, L.L.C.
           13-3826345

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /
                                                                           (b) / /

    3      SEC USE ONLY

    4      SOURCE OF FUNDS

           WC

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            / /
           PURSUANT TO ITEMS 2(d) or 2(e)

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY
    EACH
  REPORTING
   PERSON
    WITH

                  7               SOLE VOTING POWER
                                  0

                  8               SHARED VOTING POWER
                                  820 1/2

                  9               SOLE DISPOSITIVE POWER
                                  0

                 10               SHARED DISPOSITIVE POWER
                                  820 1/2

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           820 1/2

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN   / /
           SHARES

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           9.9%

   14      TYPE OF REPORTING PERSON
           OO

---------------------------------------------------------------------
CUSIP NO. 695922-20-3
---------------------------------------------------------------------

   1        NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Stephen Evans-Freke
            ###-##-####

   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /
                                                                           (b) / /

   3       SEC USE ONLY

   4       SOURCE OF FUNDS

           AF

   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            / /
           PURSUANT TO ITEMS 2(d) or 2(e)

   6       CITIZENSHIP OR PLACE OF ORGANIZATION

           England

  NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
   EACH
  REPORTING
   PERSON
    WITH
                     7              SOLE VOTING POWER
                                    0

                     8              SHARED VOTING POWER
                                    820 1/2

                     9              SOLE DISPOSITIVE POWER
                                    0

                    10              SHARED DISPOSITIVE POWER
                                    820 1/2

     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             820 1/2

     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN    / /
             SHARES

     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             9.9%

     14      TYPE OF REPORTING PERSON
             IN

---------------------------------------------------------------------
CUSIP NO. 695922-20-3
---------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Pablo Legorreta
         ###-##-####

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) / /
                                                                           (b) / /

  3      SEC USE ONLY

  4      SOURCE OF FUNDS

         AF

  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED              / /
         PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico


  NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
   PERSON
    WITH

                     7         SOLE VOTING POWER
                               0

                     8          SHARED VOTING POWER
                                820 1/2

                     9          SOLE DISPOSITIVE POWER
                                0

                    10          SHARED DISPOSITIVE POWER
                                820 1/2

    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              820 1/2

    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN   / /
              SHARES

    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              9.9%

    14        TYPE OF REPORTING PERSON
              IN

---------------------------------------------------------------------
CUSIP NO. 695922-20-3
---------------------------------------------------------------------

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David Madden
         ###-##-####

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) / /
                                                                           (b) / /

    3   SEC USE ONLY

    4   SOURCE OF FUNDS

        AF

    5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED               / /
        PURSUANT TO ITEMS 2(d) or 2(e)

    6   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States


  NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH


                    7         SOLE VOTING POWER
                              0

                    8         SHARED VOTING POWER
                              820 1/2

                    9         SOLE DISPOSITIVE POWER
                              0

                    10        SHARED DISPOSITIVE POWER
                              820 1/2


   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         820 1/2

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        / /
         SHARES

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.9%

   14    TYPE OF REPORTING PERSON
         IN

---------------------------------------------------------------------
CUSIP NO. 695922-20-3
---------------------------------------------------------------------

   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rory Riggs
           ###-##-####

   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /
                                                                           (b) / /

   3       SEC USE ONLY

   4       SOURCE OF FUNDS

           AF

   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            / /
           PURSUANT TO ITEMS 2(d) or 2(e)

   6       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States



  NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
   EACH
  REPORTING
   PERSON
    WITH
                     7        SOLE VOTING POWER
                              0

                     8        SHARED VOTING POWER
                              820 1/2

                     9        SOLE DISPOSITIVE POWER
                              0

                    10        SHARED DISPOSITIVE POWER
                              820 1/2



   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          820 1/2

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN       / /
          SHARES

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          9.9%

   14     TYPE OF REPORTING PERSON
          IN

     This Final Amendment amends and supplements the Tender Offer
Statement, as amended, on Schedule 14D-1, as amended, filed by BioRoyalties, L.L.C., a Delaware limited liability company (the "Purchaser"), on behalf of Pharmaceutical Royalties, L.L.C, a Delaware limited liability company, and Pharmaceutical Royalty Investments Ltd., a Bermuda company (collectively the "Funds"), and on behalf of Pharmaceutical Partners, L.L.C., a Delaware limited liability company and the sole member of the Purchaser, relating to the offer by Purchaser to purchase outstanding Units of Limited Partnership Interest (the "Units"), of PaineWebber R&D Partners II, L.P. (the "Partnership"), a Delaware limited partnership, at $3,650 per Unit, net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase, dated August 15, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal and any amendments or supplements thereto, copies of which are attached hereto as Exhibits (a)(1),
(a)(2) and (a)(7), respectively (which collectively constitute the "Offer").






     The Offer expired at 12:00 Midnight (Eastern Standard Time) on October 7, 1997.




     Pursuant to the Offer, the Purchaser accepted for payment and paid for 820 1/2 Units. An additional 89.5 units were tendered in the Offer; however, the purchase of such Units is subject to final documentation and, as of the date hereof, the Purchaser has not acquired such Units.




     This Final Amendment to the Schedule 14D-1 also constitutes a statement on Schedule 13D filed by the Purchaser, the Funds, Stephen Evans-Freke, Pablo Legorreta, David Madden and Rory Riggs (collectively, the "Reporting Persons") with respect to the acquisition by the Reporting Persons of beneficial ownership of 820 1/2 Units. The item numbers and responses of the Tender Offer Statement, as amended, on Schedule 14D-1, as amended (including the Final Amendment as of the date hereof), are hereby incorporated by reference into this Schedule 13D. Accordingly, the item numbers and responses in this Schedule 13D are in conjunction with the requirements of
Schedule 14D-1.




Item 11. MATERIAL TO BE FILED AS EXHIBITS

         Item 11 is hereby amended as follows:

         (a)(10) Agreement dated November 17, 1997 by and among the Reporting Persons

                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: November 17, 1997     BIOROYALTIES, L.L.C.


                              By: /s/ David Madden
                                 -------------------------------------

                              Title: Managing Member of Pharmaceutical
                                     Partners, L.L.C., the Manager
                                    ----------------------------------


                              PHARMACEUTICAL ROYALTIES, L.L.C.

                              By: /s/ Pablo Legorreta
                                 -------------------------------------

                              Title: Managing Member of Pharmaceutical
                                     Partners, L.L.C., the Manager
                                    ----------------------------------



                              PHARMACEUTICAL ROYALTY
                              INVESTMENTS LTD.

                              By: /s/ Pablo Legorreta
                                 -------------------------------------

                              Title: Managing Member of Pharmaceutical
                                     Partners, L.L.C., the Manager
                                    ----------------------------------

                              PHARMACEUTICAL PARTNERS, L.L.C.

                              By: /s/ Pablo Legorreta
                                     ---------------------------------

                              Title: Managing Member
                                     ---------------------------------

                              /s/ Stephen Evans-Freke
                              ----------------------------------------
                              Stephen Evans-Freke

                              /s/ Pablo Legorreta
                              ----------------------------------------
                              Pablo Legorreta

                              /s/ David Madden
                              ----------------------------------------
                              David Madden

                              /s/ Rory Riggs
                              ----------------------------------------
                              Rory Riggs

                                 EXHIBIT INDEX


EXHIBIT                   DESCRIPTION
-------                   -----------
(a)(10)      Agreement dated November 17, 1997 by and among the Reporting
             Persons.